Pricing Supplement To product supplement BK dated October 5, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Pricing Supplement No. 1656BK Registration Statement No. 333-184193 Dated November 30, 2012; Rule 424(b)(2)
Structured Investments	Deutsche Bank AG, London Branch $3,406,000 Phoenix Autocallable Securities Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc. due December 18, 2013
General
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The Phoenix Autocallable Securities (the “securities”) are linked to the performance of the common stock of Freeport-McMoRan Copper & Gold Inc. (the “Underlying”) and may pay a Contingent Coupon on a quarterly basis at a rate of 17.00% per annum. The Contingent Coupon will be payable on a Coupon Payment Date only if the Closing Price of the Underlying on the applicable Observation Date is equal to or greater than the Coupon Barrier, which is equal to 75.00% of the Initial Price.

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The securities will be automatically called if the Closing Price of the Underlying on any Observation Date is equal to or greater than the Initial Price. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will be payable following the Call Settlement Date. If the securities are automatically called, you will receive on the applicable Call Settlement Date your initial investment plus the Contingent Coupon otherwise due on such date. However, investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Final Price is less than the Threshold Price, which is equal to 75.00% of the Initial Price.  Any payment on the securities, including the Contingent Coupon payments and payment upon an Automatic Call or at maturity, are subject to the credit of the Issuer.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	Senior unsecured obligations of Deutsche Bank AG maturing December 18, 2013†.
•	The securities priced on November 30, 2012 (the “Trade Date”) and are expected to settle on December 5, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	Common stock of Freeport-McMoRan Copper & Gold Inc. (Ticker: FCX)
Contingent Coupon:
•  If the Closing Price of the Underlying on any Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.
•  If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, the Contingent Coupon applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments accrued at the Coupon Rate of 17.00% per annum.

Coupon Barrier:	29.26, equal to 75.00% of the Initial Price
Coupon Payment Dates:	The third business day following the applicable Observation Date. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.
Coupon Rate:	The Coupon Rate is 17.00% per annum. The table below sets forth each Observation Date, expected Coupon Payment Date and Contingent Coupon applicable to such Observation Date.
	Observation Date†	Expected Coupon Payment Date	Contingent Coupon (per $1,000 Face Amount)
	March 14, 2013	March 19, 2013	$42.50
	June 14, 2013	June 19, 2013	$42.50
	September 13, 2013	September 18, 2013	$42.50
	December 13, 2013 (Final Valuation Date)	December 18, 2013 (Maturity Date)	$42.50
Automatic Call:
The securities will be automatically called if the Closing Price of the Underlying on any Observation Date is equal to or greater than the Initial Price. If the securities are automatically called, you will be entitled to receive a cash payment per security on the related Call Settlement Date equal to $1,000 plus any Contingent Coupon otherwise due on such date. No Contingent Coupon will be payable following the Call Settlement Date.

Call Settlement Date:	The third business day following the applicable Observation Date. For the final Observation Date, the Call Settlement Date will be the Maturity Date.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)	Proceeds to Issuer
Per Security	$1,000.00	$10.00	$990.00
Total	$3,406,000	$34,060.00	$3,371,940.00
 (1)  Please see “Supplemental Plan of Distribution” in this pricing supplement for information about fees.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,406,000.00	$464.58

JPMorgan
Placement Agent
November 30, 2012

(Key Terms continued from previous page)

Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on the performance of the Underlying.

•      If the Final Price is equal to or greater than the Threshold Price, you will receive a cash payment per security on the Maturity Date equal to the Face Amount plus any Contingent Coupon otherwise due on such date.
•      If the Final Price is less than the Threshold Price, you will receive a cash payment per security equal to the Face Amount plus the product of the Face Amount and the negative Underlying Return.
Under these circumstances, the Underlying Return will  be negative and you will lose 1.00% of the Face Amount for every 1.00% the Final Price is less than the Initial Price. Accordingly, you will lose a significant portion or all of your initial investment.
Any Payment at Maturity is subject to the credit of the Issuer.

Underlying Return:	The Underlying Return will be calculated as follows:
Final Price – Initial Price Initial Price
Threshold Price:	$29.26, equal to 75.00% of the Initial Price
Initial Price:	$39.01, which is the Closing Price of the Underlying on the Trade Date
Final Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	The official Closing Price of the Underlying on the relevant date of calculation multiplied by the then-current Stock Adjustment Factor.
Stock Adjustment Factor:
Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

Trade Date:	November 30, 2012
Settlement Date:	December 5, 2012
Final Valuation Date†:	December 13, 2013
Maturity Date†:	December 18, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN	25152RAK9 / US25152RAK95
† Subject to postponement as described in the accompanying product supplement under “Description of Securities –Adjustments to Valuation Dates and Payment Dates.”

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BK dated October 5. 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on an Observation Date or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:
The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupon payment) upon an Automatic Call on each Observation Date.
Observation Date March 14, 2013	Expected Call Settlement Date March 19, 2013	Payment upon an Automatic Call (per $1,000 Face Amount) $1,000.00
June 14, 2013	June 19, 2013	$1,000.00
September 13, 2013	September 18, 2013	$1,000.00
December 13, 2013 (Final Valuation Date)	December 18, 2013 (Maturity Date)	$1,000.00
If the securities are called on an Observation Date, the investor will receive a cash payment per security on the related Call Settlement Date equal to $1,000 plus any Contingent Coupon otherwise due on such date. No Contingent Coupon will be payable following the Call Settlement Date.

If the securities are not called:
The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount for a hypothetical range of performance if the securities are not subject to an Automatic Call. The hypothetical Payments at Maturity set forth below reflect a Coupon Rate of 17.00% per annum and assume a hypothetical Initial Price of $40.00, a hypothetical Coupon Barrier of $30.00 and a hypothetical Threshold Price of $30.00 for the Underlying. The actual Initial Price, Coupon Barrier and Threshold Price for the Underlying are indicated on the cover of this pricing supplement. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Price of the Underlying	Return of the Underlying (%)	Payment at Maturity (excluding Contingent Coupon payments) ($)	Return on the Securities at Maturity (%)
$80.00	100.00%	N/A	N/A
$76.00	90.00%	N/A	N/A
$72.00	80.00%	N/A	N/A
$68.00	70.00%	N/A	N/A
$64.00	60.00%	N/A	N/A
$60.00	50.00%	N/A	N/A
$56.00	40.00%	N/A	N/A
$52.00	30.00%	N/A	N/A
$48.00	20.00%	N/A	N/A
$44.00	10.00%	N/A	N/A
$40.00	0.00%	N/A	N/A
$36.00	-10.00%	$1,000.00	0.00%
$32.00	-20.00%	$1,000.00	0.00%
$30.00	-25.00%	$1,000.00	0.00%
$28.00	-30.00%	$700.00	-30.00%
$24.00	-40.00%	$600.00	-40.00%
$20.00	-50.00%	$500.00	-50.00%
$16.00	-60.00%	$400.00	-60.00%
$12.00	-70.00%	$300.00	-70.00%
$8.00	-80.00%	$200.00	-80.00%
$4.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%
N/A: Not applicable because the securities will be automatically called if the Final Price is equal to or greater than the Initial Price.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the tables above are calculated.

Example 1: The price of the Underlying increases 10.00% from the Initial Price of $40.00 to a Closing Price of $44.00 on the first Observation Date. Because the Closing Price of the Underlying on the first Observation Date is greater than the Initial Price of $40.00, the securities are automatically called on the first Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the first Observation Date is greater than the Coupon Barrier, the investor will receive the Contingent Coupon on the first Coupon Payment Date. As a result, the investor will receive a total of $1,042.50 per $1,000.00 Face Amount of securities, resulting in a total return of 4.25% over the term of the securities.

Example 2: The price of the Underlying changes from the Initial Price of $40.00 to a Closing Price of $20.00 on the first Observation Date, $24.00 on the second Observation Date, $12.00 on the third Observation Date and $24.00 on the Final Valuation Date. Because the Closing Price of the Underlying on the Final Valuation Date is less than the Initial Price and the Threshold Price, the securities are not automatically called on the Final Valuation Date, and the investor will receive on the Maturity Date a cash payment of $600.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000.00 + ($1,000 x -40.00%) = $600.00

Because the Closing Price of the Underlying on each Observation Date is less than the Coupon Barrier, the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $600.00 per $1,000.00 Face Amount of securities, resulting in a loss of 40.00% on the securities.

Example 3: The price of the Underlying changes from the Initial Price of $40.00 to a Closing Price of $36.00 on the first Observation Date, $28.00 on the second Observation Date, $32.00 on the third Observation Date and $44.00 on the Final Valuation Date. Because the Closing Price of the Underlying on the Final Valuation Date is greater than the Initial Price, the securities are automatically called on the Final Valuation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of the Underlying on the first, third and fourth Observation Dates are greater than the Coupon Barrier and the Closing Price of the Underlying on the second Observation Date is less than the Coupon Barrier, the investor will receive the Contingent Coupon on the first and third Coupon Payment Dates and the Maturity Date, but not on the second Coupon Payment Date. As a result, the investor will receive a total of $1,127.50 per $1,000.00 Face Amount of securities, resulting in a total return of 12.75% over the term of the securities.

Example 4: The price of the Underlying changes from the Initial Price of $40.00 to a Closing Price of $24.00 on the first Observation Date, $28.00 on the second Observation Date, $32.00 on the third Observation Date and $36.00 on the Final Valuation Date. Because the Closing Price of the Underlying on the Final Valuation Date is less than the Initial Price but greater than the Threshold Price, the securities are not automatically called on the Final Valuation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of the Underlying on the third and fourth Observation Dates are equal to or greater than the Coupon Barrier and the Closing Prices of the Underlying on the first and second Observation Dates are less than the Coupon Barrier, the investor will receive the Contingent Coupon on the third Coupon Payment Date and the Maturity Date, but not on the first and second Coupon Payment Dates. As a result, the investor will receive a total of $1,085.00 per $1,000.00 Face Amount of securities, resulting in a total return of 8.50% over the term of the securities.

Example 5: The price of the Underlying changes from the Initial Price of $40.00 to a Closing Price of $36.00 on the first Observation Date, $28.00 on the second Observation Date and $44.00 on the third Observation Date. Because the Closing Price of the Underlying on the third Observation Date is greater than the Initial Price, the securities are automatically called on the third Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of the Underlying on the first and third Observation Dates are greater than the Coupon Barrier and the Closing Price of the Underlying on the second Observation Date is less than the Coupon Barrier, the investor will receive the Contingent Coupon on the first and third Coupon Payment Dates, but not on the second Coupon Payment Date. As a result, the investor will receive a total of $1,085.00 per $1,000.00 Face Amount of securities, resulting in a total return of 8.50% over the term of the securities.

Selected Purchase Considerations

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THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons that accrue at a rate of 17.00% per annum only if the Closing Price of the Underlying is equal to or greater than the Coupon Barrier on the relevant Observation Date. This rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk of the Underlying declining below the Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period, as well as the risk of losing a significant portion or all of the amount invested if the Final Price is less than the Threshold Price. Because the securities are our unsubordinated, unsecured obligations, any Contingent Coupon payment or any payment upon an Automatic Call or at maturity is subject to the credit of the Issuer.

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POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately 12 months, the securities will be called before maturity if the Closing Price of the Underlying on any Observation Date is greater than or equal to the Initial Price, and you will be entitled to receive a cash payment of $1,000 per $1,000 Face Amount of securities on the Call Settlement Date. No Contingent Coupon will be payable following the Call Settlement Date.

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CONTINGENT COUPON PAYMENTS — Unless previously automatically called, Contingent Coupon payments, if any, will be made on the securities in arrears on the relevant Coupon Payment Dates, unless the Closing Price of the Underlying on the relevant Observation Date is less than the Coupon Barrier.

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RETURN LINKED TO THE PERFORMANCE OF THE UNDERLYING — The securities are linked to the performance of the common stock of Freeport-McMoRan Copper & Gold Inc. (the “Underlying”). For more information on the Underlying, please see “The Underlying” in this pricing supplement.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize capital gain or loss on the taxable disposition of your securities, although the treatment of sales proceeds attributable to the next succeeding contingent coupon prior to the time it has become fixed is unclear.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive your initial investment at maturity so long as the Closing Price of the Underlying on the Final Valuation Date is greater than or equal to the Threshold Price. However, if the Closing Price of the Underlying on the Final Valuation Date is less than the Threshold Price, you will lose 1.00% of the Face Amount for every 1.00% the Final Price of the Underlying is below the Initial Price. Accordingly, under these circumstances, you will lose a significant portion or all of your investment at maturity. Because the securities are our unsubordinated, unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON PAYMENTS, AND YOU SHOULD NOT EXPECT TO PARTICIPATE IN ANY APPRECIATION IN THE UNDERLYING — The securities will not pay more than the Face Amount, plus any accrued and unpaid Contingent Coupon, at maturity or upon an Automatic Call. You will not participate in the appreciation of the Underlying even if the Final Price of the Underlying is greater than or equal to the Initial Price. The maximum payment upon an Automatic Call or Payment at Maturity will be $1,000 per Face Amount (excluding Contingent Coupon payments), regardless of any appreciation of the Underlying, which may be significant.

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NO CONTINGENT COUPON WILL ACCRUE OR BE PAID IN ANY PERIOD IN WHICH THE CLOSING PRICE OF THE UNDERLYING ON THE RELEVANT OBSERVATION DATE IS LESS THAN THE COUPON BARRIER — If the Closing Price of the Underlying on an Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon for that entire period. You will receive the Contingent Coupon payment for a period only if the Closing Price of the Underlying on the relevant Observation Date is greater than or equal to the Coupon Barrier. If the Closing Price of the Underlying is below the Coupon Barrier on each Observation Date, you will receive no Contingent Coupon payments during the entire term of the securities. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your initial investment in the securities, because the Underlying is trading at a price that is lower than the Threshold Price.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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RISKS RELATING TO THE CREDIT OF THE ISSUER — The securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Contingent Coupon Payment, payment upon an Automatic Call or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities and you could lose your entire investment.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

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ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT—The calculation agent will make adjustments to the Stock Adjustment Factor for certain events affecting the Underlying. The calculation agent is not required, however, to make adjustments in response to all events that could affect the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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SINGLE STOCK RISK — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying and its issuer, please see “The Underlying” and “Freeport-McMoRan Copper & Gold Inc.” in this pricing supplement and the issuer’s SEC filings referred to in those sections.

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WE HAVE NO AFFILIATION WITH THE ISSUER OF THE UNDERLYING – The issuer of the Underlying is not an affiliate of ours and is not involved in any way in any of our offerings of the securities pursuant to this pricing supplement. Consequently, we have no control over the actions of the issuer of the Underlying, including any corporate actions of the type that would require the calculation agent to adjust the Payment at Maturity. The issuer of the Underlying has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the issuer of the Underlying.

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IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your securities.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Underlying over the term of the securities may bear little relation to the historical prices of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – While we expect that, generally, the price of the Underlying will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier;

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the securities;

•	the dividend rate on the Underlying;

•	the real and anticipated results of operations of the issuer of the Underlying;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuer of the Underlying;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND  ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date or the Final Valuation Date could adversely affect the level of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity.

The Underlying

All disclosures contained in this pricing supplement regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying.

Included on the following section is a brief description of the issuers of the Underlying. We obtained the Closing Price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying as an indication of future performance. The Underlying are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuers of the Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Freeport-McMoRan Copper & Gold Inc.
According to publicly available information, Freeport-McMoRan Copper & Gold Inc. is a copper, gold and molybdenum mining company. Information filed by Freeport-McMoRan Copper & Gold Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11307-01, or its CIK Code: 0000831259. The common stock of Freeport-McMoRan Copper & Gold Inc. is traded on the New York Stock Exchange under the symbol “FCX.”

Historical Information

The following graphs set forth the historical performances of the common stock of Freeport-McMoRan Copper & Gold Inc. from November 30, 2007 through November 30, 2012. The Closing Price of the common stock of Freeport-McMoRan Copper & Gold Inc. on November 30, 2012 was $39.01. We obtained the historical Closing Prices of the Underlying from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on each Observation Date (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates, acting as placement agents for the securities, will receive a fee from the Issuer of $10.00 per $1,000 Face Amount of securities.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal  Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.